BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

NASCENT BIOTECH INC.

NV

Job:C20190710-1565
July 11, 2019

Special Handling Instructions:
Phn'd Cstmr - 24-Hr Designation: Series A Convertible Preferred Shares, Corrected, 5 Pg File-Stamped Copy
EM Filer 7/11 CEF

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Entity Copies	20190294186-52		5	$0.00	$0.00
Total					$0.00

Payments

Type	Description	Amount
Total		$0.00

Credit Balance: $0.00

Job Contents:

NV Corp Copy Request Cover Letter 1

NASCENT BIOTECH INC.

NV

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

Copy Request

July 11, 2019

Job Number: C20190710-1565
Reference Number: 20190294186-52
Expedite:
Through Date:

Document Number(s)	Description	Number of Pages
20190294179-64	Certificate of Designation	5 Pages/1 Copies

Respectfully,

Barbara K. Cegavske
Secretary of State

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20190294179-64
Secretary of State	Filing Date and Time: 07/10/2019 2:41 PM
State of Nevada	Entity Number: E0254492009-6

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Nascent Biotech Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series A Convertible Preferred Shares.

See attachment.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Lowell Holden

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

NASCENT BIOTECH INC.

Section 1. Designation and Amount. The designation of the series of the preferred stock shall be "Series A Convertible Preferred Stock" and the number of shares constituting the Series A Convertible Preferred Stock shall be 1,500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Convertible Preferred Stock. The purchase price per share ("Purchase Price") of Series A Convertible Preferred Stock is $1.00.

Section 2. Dividends, Interest.

No dividend shall be payable on any share of Series A Convertible Preferred Stock of the Corporation, except in the case of dividends payable in shares of Series A Convertible Preferred Stock of the Corporation, or securities convertible into, or exercisable or exchangeable for, Series A Convertible Preferred Stock of the Corporation or shares or other equity interests of any corporation or other entity which immediately prior to the time of the dividend or distribution is a subsidiary of the Corporation (or securities convertible into, or exercisable or exchangeable for, such shares or equity interests).

The Series A Convertible Preferred Stock will accrue seven percent (7%) annual interest which shall be payable upon redemption or upon conversion. The maturity date for the Series A Convertible Preferred Stock will be nine (9) months after the issuance date.

Section 3. Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid in cash out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to the Conversion Rate (as defined below) multiplied by the per share amount of all cash and other property to be distributed in respect of the Common Stock upon such liquidation, dissolution or winding up of the affairs of the Corporation (treating all outstanding shares of Series A Convertible Preferred Stock as having been converted into Common Stock for purposes of calculating such per share amount), before any payment shall be made or any assets distributed to the holders of any stock ranking junior to the Series A Convertible Preferred Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series A Convertible Preferred Stock and any other class or series of preferred stock having liquidation rights on parity with the shares of Series A Convertible Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Convertible Preferred Stock and all the holders of outstanding shares of such other series of preferred stock are entitled were paid in full.

(ii) For the purpose of this section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation, nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

Section 4. Redemption. The Series A Convertible Preferred Stock may be redeemed by the Corporation at any time commencing nine months after the issuance of the Series A Convertible Preferred Stock by paying the Purchase Price per share of Series A Convertible Preferred Stock plus all accrued and unpaid interest. Prior to the expiration of the nine months, the Corporation may, prior to conversion, redeem the Series A Convertible Preferred Stock at the a rate as provided in the Series A Convertible Preferred Stock subscription agreement executed by and between the Corporation and the prospective investor for shares of the Series A Convertible Preferred Stock prior to issuance of the Series A Convertible Preferred Stock.

Section 5. Voting Rights. No shares of Series A Convertible Preferred Stock shall be entitled to vote or be counted for quorum purposes. No shares of Series A Convertible Preferred Stock shall be treated as or deemed outstanding for purposes of determining voting requirements.

Section 6. Conversion.

(i) Each share of Series A Convertible Preferred Stock may be converted into the number of fully paid and nonassessable shares of Common Stock equal to the Conversion Rate after six months from the date of issuance. Such conversion shall occur by the holders of such shares sending notice to the Corporation of their intent to convert and when the certificates representing such shares are surrendered to the Corporation or the Transfer Agent. Upon the occurrence of such a conversion of the Series A Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock so converted shall surrender the certificates, if any, representing such shares at the office of the Corporation or the Transfer Agent. Thereupon, the Transfer Agent will record the conversion and issue the Common Shares.

(ii) The "Conversion Rate" shall be as determined in the subscription agreement executed by and between the Corporation and the potential investor acquiring the Series A Convertible Preferred Stock.

(iii) In the event the Corporation changes the number of shares of Common Stock as a result of a recapitalization, reclassification, stock split (including a reverse stock split), stock dividend, distribution, subdivision or other similar transaction, then in each such case the Conversion Rate shall be adjusted by multiplying such Conversion Rate by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(iv) *Reservation of Shares.* The Corporation shall at all times when the Series A Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price as provided herein, the then par value of the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series A Conversion Price.

(v) *Rights Subsequent to Redemption.* If the Redemption Price payable upon redemption of the shares of Series A Convertible Preferred Stock to be redeemed is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Convertible Preferred Stock so called for redemption shall not have been

surrendered, interest accruing with respect to such shares of Series A Convertible Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

Section 7. Consolidation, Merger Etc.

In the event the Corporation enters into any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are exchanged for or changed into other stock, securities, cash and/or any other property (payable in kind), then in any such case each share of Series A Convertible Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Conversion Rate multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed; provided that, if such consideration shall consist in any part of voting securities (or of options, rights or warrants to purchase, or of securities convertible into or exercisable or exchangeable for, voting securities), then the Corporation may provide in the applicable merger or other agreement for the holders of shares of Series A Convertible Preferred Stock to receive, on a per share basis, non-voting securities (or options, rights or warrants to purchase, or securities convertible into or exercisable or exchangeable for, non-voting securities). Any determination as to the matters described above shall be made in good faith by the Board of Directors in its sole discretion.

Section 8. Ranking. The Series A Convertible Preferred Stock shall rank junior to all other series of preferred stock of the Corporation as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, unless the terms of any such series shall provide otherwise, and shall rank senior to the Common Stock as to the distribution of assets upon liquidation, dissolution or winding up.

Section 9. Fractional Shares. Series A Convertible Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to have the benefit of all rights of holders of Series A Convertible Preferred Stock.

Section 10. No Preemptive Rights. The holders of shares of Series A Convertible Preferred Stock shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class.

Section 11. Other Rights. The shares of Series A Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Amendment of the Certificate of Incorporation or as provided by applicable law.

Section 12. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least 51% of the shares of Series A Preferred Stock then outstanding.

Section 13. Notices. Any notice required or permitted to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Private Corporation Law of the State of Nevada, and shall be deemed sent upon such mailing or electronic transmission.

Section 14. Definitions.

Affiliate" shall mean, with respect to any holder of shares of Series A Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund or registered investment company now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general

partners, managing members or investment advisors of such holder or shares the same management company or investment advisor with such holder.

"Common Stock" means the common stock, par value $0.001 per share, of the Corporation.

"Subsidiary" means any corporation, limited liability company, partnership or other entity in which a majority in voting power of the shares or equity interests entitled to vote generally in the election of directors (or equivalent management board) is owned, directly or indirectly, by the Corporation.

"Transfer" of a share of Series A Convertible Preferred Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law.

"Transfer Agent" means Transfer Online, unless and until a successor is selected by the Corporation, and then such successor.

Dated July 9, 2019

NASCENT BIOTECH INC.

By:
Name: Lowell Holden
Title: CFO